EXHIBIT 2.1

Execution Version

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT, dated as of April 14, 2008 (the “Agreement”), is made by and between Enigma Software Group, Inc., a Delaware corporation (“Enigma”), and Title America Corp., a Nevada corporation. (“Title America”).

RECITALS

WHEREAS, Title America is an affiliate of Dutchess Private Equities Fund, Ltd.; and

WHEREAS, Title America has agreed to transfer to Enigma, and Enigma has agreed to acquire from Title America, 100% of the issued and outstanding shares of capital stock of Tool City, Inc. d/b/a City Loan (“Tool City”), a California corporation (the “Tool City Shares”), in exchange for eight thousand three hundred fourteen (8,314) shares (the “Enigma Shares”) of Enigma’s Series B Convertible Preferred Stock, $.001 par value per share with the terms and conditions set forth in the Certificate of Designation attached hereto as Exhibit A (the “Series B Preferred Stock”), which Enigma Shares shall constitute 100% of the issued and outstanding shares of Enigma’s Series B Preferred Stock immediately after the closing of the transactions contemplated herein, on the terms and conditions as set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION I
DEFINITIONS

Unless the context otherwise requires, the terms defined in this Section I will have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

1.1

“AAA” means the American Arbitration Association.

1.2

 “Agreement” means this Share Exchange Agreement, as it may be from time to time amended, modified or supplemented.

1.3

“Closing” and “Closing Date” have the meanings set forth in Section 3.1.

1.4

“Code” means the Internal Revenue Code of 1986, as amended.

1.5

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

1.6

“Common Stock” means Tool City’s common shares, no par value per share.

1.7

“Enigma” has the meaning set forth in the introductory paragraph.

1.8

 “Enigma Shares” has the meaning set forth in the first Recital.

1.9

“Exchange” has the meaning set forth in Section 2.1.

1.10

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, commission, court, tribunal, official, arbitrator or arbitral body, in each case whether U.S. or non-U.S.

1.11

“Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

1.12

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

1.13

“Material Adverse Effect” means, when used with respect to Enigma or Tool City, as the case may be, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition, results of operations or prospects of Enigma or Tool City, as the case may be, in each case taken as a whole or (b) materially impair the ability of Enigma or Tool City, as the case may be, to perform their obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which Enigma or Tool City, as the case may be, operate.

1.14

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority.

1.15

“Organizational Documents” means, with respect to any corporation, such corporation’s articles or certificate of incorporation and its by-laws or code of regulations, as amended through the date hereof.

1.16

“Person” means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions.

1.17

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

1.18

“Section 4(2)” means Section 4(2) under the Securities Act, as the same may be amended from time to time, or any successor statute.

1.19

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same will be in effect at the time.

1.20

“Series B Preferred Stock” has the meaning set forth in the first Recital.

1.21

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership or limited liability company; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

1.22

“Taxes” means all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

1.23

 “Tool City” has the meaning set forth in the introductory paragraph.

1.24

“Tool City Shares” has the meaning set forth in the first Recital.

SECTION II
EXCHANGE OF SHARES

2.1

Share Exchange.  At the Closing, Title America shall transfer two hundred (200) shares of Common Stock, representing all of the issued and outstanding shares of Tool City, to Enigma, and, in consideration therefor, subject to Section 2.2, Enigma shall issue to Title America an aggregate of eight thousand three hundred fourteen (8,314) fully paid and nonassessable shares of Series B Preferred Stock (the “Exchange”) pursuant to the terms hereof.

2.2

Section 368 Reorganization.  For U.S. federal income tax purposes, the Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.  Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Exchange as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status.  The parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section  368 of the Code.

SECTION III
CLOSING DATE

3.1

Closing Date.  The closing of the Exchange shall take place simultaneously with the execution and delivery of this Agreement by each of the parties hereto and shall be deemed to have occurred at 4:00 p.m. local time at the offices of Kirkpatrick & Lockhart Preston Gates Ellis LLP, 599 Lexington Avenue, New York, New York 10022, on April 14, 2008 (the “Closing Date”), or at such other place or different time or day as may be mutually acceptable to Enigma, Tool City and Title America (the “Closing”).

3.2

Title America Closing Deliverables.  Title America shall deliver to Enigma at the Closing (a) share certificates evidencing the Tool City Shares, along with an executed share transfer form transferring such Tool City Shares to Enigma and (b) a good standing certificate from the respective state of incorporation for each of Title America and Tool City, dated as of a recent date.

3.3

Enigma Closing Deliverables.  Enigma shall deliver to Title America at the Closing (a) share certificates evidencing the Enigma Shares and (b) a good standing certificate for Enigma from the State of Delaware for Enigma, dated as of a recent date.

SECTION IV
REPRESENTATIONS AND WARRANTIES REGARDING TITLE AMERICA

Title America hereby represents and warrants to Enigma:

4.1

Organization and Qualification.  Title America is duly incorporated and validly existing under the laws of Nevada, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it.

4.2

Authority.  Title America has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement, and to perform Title America’s obligations under this Agreement.  This Agreement has been duly and validly authorized and approved, executed and delivered by Title America.  Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than Title America, this Agreement constitutes the legal, valid and binding obligation of Title America, enforceable against Title America in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors rights generally.

4.3

No Conflict.  Neither the execution or delivery by Title America of this Agreement, nor the consummation or performance by Title America of the transactions contemplated hereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Title America; or (b) contravene, conflict with, or result in a violation of, any Law or Order to which Title America or any of the properties or assets of Title America, may be subject.

4.4

Ownership of Shares.  Title America owns, of record and beneficially, and has good, valid and indefeasible title to and the right to transfer to Enigma pursuant to this Agreement, the Tool City Shares free and clear of any and all Liens.  There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which Title America is a party or by which Title America or the Tool City Shares are bound with respect to the issuance, sale, transfer, voting or registration of the Tool City Shares.  At the Closing Date, Enigma will acquire good, valid and marketable title to the Tool City Shares free and clear of any and all Liens.

4.5

Litigation.  There is no pending Proceeding against Title America that involves the Tool City Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of Title America, no such Proceeding has been threatened.

4.6

No Brokers or Finders.  No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Title America for any commission, fee or other compensation as a finder or broker.

4.7

Investment Representations.  Title America understands and agrees that the Enigma Shares have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Enigma Shares is being effected in reliance upon an exemption from registration afforded under Section 4(2).  Title America understands that the Enigma Shares have not been registered under the Securities Act or any state securities laws by reason of their contemplated issuance in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws, and that the reliance of Enigma upon these exemptions is predicated in part upon this representation by Title America.  Title America further understands that the Enigma Shares may not be transferred or resold without (i) registration under the Securities Act and any applicable state securities laws, or (ii) an exemption from the requirements of the Securities Act and applicable state securities laws.  The certificate representing the Enigma Shares shall bear a customary legend referring to such restrictions.  The Enigma Shares that are being acquired by Title America are being purchased for investment for Title America’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof.  Title America has no present plan or intention to engage in a sale, exchange, transfer, distribution, redemption, reduction in any way of Title America’s risk of ownership by short sale or otherwise, or other disposition, directly or indirectly of Enigma Shares being acquired by Title America pursuant to the Transaction Documents.  Title America is able to bear the economic risk of its investment and has the knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks (including tax considerations) of its investment, including the high degree of risk of loss of Title America’s entire investment herein.

SECTION V
REPRESENTATIONS AND WARRANTIES REGARDING TOOL CITY

Title America represents and warrants to Enigma as follows:

5.1

Organization and Qualification.  Tool City is duly incorporated and validly existing under the laws of California, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be so organized, existing and in good standing or to have such authority or power will not, in the aggregate, have a Material Adverse Effect.

5.2

Subsidiaries.  Tool City does not have any Subsidiaries.

5.3

Articles of Incorporation and Bylaws.  The copies of the Articles of Incorporation of Tool City adopted on July 21, 1995, as amended, and the documents which constitute all other Organizational Documents of Tool City, that have been delivered to Enigma prior to the execution of this Agreement are true and complete and have not been amended or repealed.  Tool City is not in violation or breach of any of the provisions of its Organizational Documents, except for such violations or breaches as, in the aggregate, will not have a Material Adverse Effect.

5.4

No Conflict.  Neither the execution nor the delivery by Title America of this Agreement, nor the consummation or performance by Title America of the transactions contemplated hereby will, directly or indirectly, (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Tool City; (b) contravene, conflict with, or result in a violation of, any Law or Order to which Tool City, or any of the properties or assets owned or used by Tool City, may be subject; or (c) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by Tool City or that otherwise relate to the business of, or any of the properties or assets owned or used by, Tool City, except, in the case of clause (b) or (c), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

5.5

Capitalization of Tool City.  The authorized capital stock of Tool City consists of seventy-five thousand (75,000) shares of Common Stock, of which two hundred (200) shares of Common Stock are issued and outstanding.  There are no outstanding or authorized options, warrants, calls, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require Tool City to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock.  There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of Tool City.  The issuance of all of the shares of Tool City’s Common Stock described in this Section 5.5 have been in compliance with the laws of California.  All issued and outstanding shares of Tool City’s capital stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.

5.6

Financial Statements.  Title America has previously delivered to Enigma copies of the unaudited financial statements of Tool City for the fiscal years 2007 and 2006 that, to Title America’s knowledge, are accurate and complete as of March 11, 2008 (the “Unaudited Financial Statements”).  The Unaudited Financial Statements are based upon the information contained in the books and records of Tool City and fairly and accurately present the financial condition of Tool City as of the dates thereof and results of operations for the periods referred to therein, subject to any adjustments that may be made as a result of the ongoing audit of the Unaudited Financial Statements.

5.7

Absence of Certain Changes or Events.  Since March 31, 2008:

(a)

Tool City has not (i) amended its Articles of Incorporation or bylaws except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock;

(b)

Tool City has not (i) granted any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof.

5.8

No Preemptive Rights.  Except as expressly provided in this Agreement, neither Title America nor any other Person is entitled to any preemptive right, right of first refusal or similar right as a result of the issuance of the shares or otherwise.

5.9

Certain Proceedings.  There is no pending Proceeding that has been commenced against Tool City and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated in this Agreement.  To Tool City’s knowledge, no such Proceeding has been threatened.

5.10

No Brokers or Finders.  No person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Tool City for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

SECTION VI
REPRESENTATIONS AND WARRANTIES OF ENIGMA

Enigma represents and warrants to Title America as follows:

6.1

Organization and Qualification.  Enigma is duly organized, validly existing and in good standing under the laws of Delaware, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and to own, hold and operate its properties and assets as now owned, held and operated by it, except where the failure to be so organized, existing and in good standing, or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect.

6.2

Subsidiaries.  Except as set forth on Schedule 6.2, Enigma does not have any Subsidiaries.

6.3

Organizational Documents.  True, correct and complete copies of the Organizational Documents of Enigma have been delivered to Title America prior to the execution of this Agreement, and no action has been taken to amend or repeal such Organizational Documents.  Enigma is not in violation or breach of any of the provisions of its Organizational Documents, except for such violations or breaches as would not have a Material Adverse Effect.

6.4

Authority.  Enigma has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to enter into this Agreement, to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement.

6.5

No Violation.  Neither the execution nor the delivery by Enigma of this Agreement, nor the consummation or performance by Enigma of the transactions contemplated hereby will, directly or indirectly, (a)  contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Enigma; (b) contravene, conflict with, or result in a violation of, any Law or Order to which Enigma, or any of the properties or assets owned or used by Enigma, may be subject; or (c) contravene, conflict with, or result in a violation of, the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any licenses, permits, authorizations, approvals, franchises or other rights held by Enigma or that otherwise relate to the business of, or any of the properties or assets owned or used by, Enigma, except, in the case of clause (b) or (c), for any such contraventions, conflicts, violations, or other occurrences as would not have a Material Adverse Effect.

6.6

Binding Obligations.  Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than Enigma, this Agreement constitutes the legal, valid and binding obligations of Enigma, enforceable against Enigma in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors  rights generally.

6.7

Securities Laws.  Assuming the accuracy of the representations and warranties of Title America, contained in Section 4.2, the issuance of Enigma Shares pursuant to this Agreement will be, when issued and paid for in accordance with the terms of this Agreement, issued in accordance with exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration permit or qualification requirements of all applicable state securities laws.

6.8

Capitalization and Related Matters.

6.8.1

Capitalization.  The authorized capital stock of Enigma consists of (a) two hundred fifty million (250,000,000) shares of Common Stock, six million three hundred eighty seven thousand three hundred seventy-two (6,387,372) of which shares are issued and outstanding, and (b) ten million shares of preferred stock, one million of which shares have been designated as Series B Preferred Stock, and none of which shares are issued and outstanding immediately prior to the closing of the transactions contemplated hereby.  At the Closing Date, Enigma will have sufficient authorized and unissued Series B Preferred Stock to consummate the transactions contemplated hereby.  Except as set forth on Schedule 6.8.1, there are no outstanding options, warrants, purchase agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities or contracts that could require Enigma to issue, sell or otherwise cause to become outstanding any of its authorized but unissued shares of capital stock or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock.  There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of Enigma.

6.8.2

No Redemption Requirements.  There are no outstanding contractual obligations (contingent or otherwise) of Enigma to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Enigma or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

6.8.3

Duly Authorized.  The issuance of the Enigma Shares has been duly authorized and, upon delivery to Title America of certificates therefor in accordance with the terms of this Agreement, the Enigma Shares will have been validly issued and fully paid, and will be nonassessable, have the rights, preferences and privileges specified, will be free of preemptive rights and will be free and clear of all Liens and restrictions, other than Liens created by Title America and restrictions on transfer imposed by this Agreement and the Securities Act.

6.9

Certain Proceedings.  There is no pending Proceeding that has been commenced against Enigma and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the knowledge of Enigma, no such Proceeding has been threatened.

6.10

No Brokers or Finders.  No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against Enigma for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

SECTION VII
SPECIAL COVENANTS

7.1

Third Party Consents.  Enigma and Title America agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

SECTION VIII

INDEMNIFICATION

8.1

Indemnification.

(a)

In consideration of Enigma’s execution and delivery of this Agreement and acquiring the Tool City Shares hereunder, and in addition to all of the Title America’s other obligations under this Agreement, Title America hereby covenants and agrees that it shall defend, protect, indemnify and hold harmless Enigma, and its affiliates, officers, directors, employees and agents (collectively, the “Enigma Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses (irrespective of whether any such Enigma Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Title America Indemnified Liabilities”), in each case suffered, sustained, incurred or paid by the Enigma Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by Title America in this Agreement or any other certificate, instrument or document contemplated thereby, or (b) any breach of any covenant, agreement or obligation of Title America contained in this Agreement or any other certificate, instrument or document contemplated thereby; provided, however, that Title America’s aggregate liability hereunder for all Title America Indemnified Liabilities shall not exceed Two Hundred Fifty Thousand Dollars ($250,000).  To the extent that the foregoing indemnification obligations of Title America may be unenforceable for any reason, Title America shall make the maximum contribution to the payment and satisfaction of each of the Title America Indemnified Liabilities which is permissible under applicable law consistent with the intent of the foregoing provisions, and subject to the limitation on Title America’s aggregate liability for all Title America Indemnified Liabilities set forth therein.

(b)

In consideration of Title America’s and Tool City’s execution and delivery of this Agreement and acquiring the Enigma Shares hereunder, and in addition to all of Enigma’s other obligations under the Transaction Documents, Enigma shall defend, protect, indemnify and hold harmless Title America and Tool City and their respective affiliates, officers, directors, employees and agents (collectively, the “Title America Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses (irrespective of whether any such Title America Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Enigma Indemnified Liabilities”), in each case suffered, sustained, incurred or paid by the Title America Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Enigma in this Agreement or any other certificate, instrument or document contemplated thereby, or (b) any breach of any covenant, agreement or obligation of Enigma contained in this Agreement or any other certificate, instrument or document contemplated thereby; provided, however that Enigma’s aggregate liability hereunder for all Enigma Indemnified Liabilities shall not exceed Two Hundred Fifty Thousand Dollars ($250,000).  To the extent that the foregoing indemnification obligations of Enigma may be unenforceable for any reason, Enigma shall make the maximum contribution to the payment and satisfaction of each of the Enigma Indemnified Liabilities which is permissible under applicable law consistent with the intent of the foregoing provisions, and subject to the limitation on Enigma’s aggregate liability for all Enigma Indemnified Liabilities set forth therein.

SECTION IX
GENERAL PROVISIONS

9.1

Survival.  All representations, warranties, covenants, and obligations contained herein shall survive after the execution and delivery of this Agreement or such certificate or document, as the case may be, for a period of two (2) years.

9.2

Written Changes, Waivers, Etc.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

9.3

Notices.  Any notice or other communication required or desired to be served, given, or delivered under this Agreement shall be in writing and shall be deemed validly served, given, or delivered (i) upon actual receipt, when delivered personally; (ii) three (3) calendar days following the deposit thereof in the United States mail, certified, return receipt requested; (iii) upon confirmation of receipt following transmission thereof in a legible facsimile transmission; or (iv) the next business day following prepaid deposit thereof with a nationally recognized overnight courier, in each case properly addressed to the person to be notified at the address or facsimile number listed below.  The address of a party may be changed by five (5) calendar days’ prior written notice to the other parties duly served in accordance with this Section 9.3.

If to Title America:	Title America, Inc.
50 Commonwealth Ave.
Suite 2
Boston, MA 02116
Attention: Ted Smith Facsimile: 617.249.0947

With a copy to:	DLA Piper US LLP 1999 Avenue of the Stars Suite 400 Los Angeles, California 90067-6023 Attention: Perrie M. Weiner, Esq. Facsimile: 310.595.3300

If to Enigma:	Enigma Software Group, Inc.
150 Southfield Avenue, Suite 1432
Stamford, CT 06902

With a copy to:	Kirkpatrick & Lockhart Preston Gates Ellis LLP 599 Lexington Avenue New York, NY 10022 Attention: Robert S. Matlin, Esq. Facsimile: 212.536.3901

9.4

Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence thereto, or of a similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

9.5

Other Remedies.  Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law on such party, and the exercise of anyone remedy shall not preclude the exercise of any other.

9.6

Attorney Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorney fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal).  The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.  A party not entitled to recover its costs shall not be entitled to recover attorney fees.  No sum for attorney fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorney fees.

9.7

Entire Agreement.  This Agreement, the exhibits hereto, the documents referenced herein and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

9.8

Severability.  Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

9.9

Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the successors and assigns of the parties hereto.

9.10

Governing Law.  The validity, terms, performance and enforcement of this Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

9.11

Arbitration.  The parties to this Agreement will submit all disputes arising under it to binding arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association (“AAA”).  The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts.  No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section.  Nothing in this section shall limit Title America's right to obtain an injunction for a breach of this Agreement from a court of law.  Any injunction obtained shall remain in full force and effect until the arbitrator, as set forth in this Section 9.11, fully adjudicates the dispute.

9.12

NO JURY TRIAL.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

9.13

Counterparts.  This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each Party and delivered to the other Party.

9.14

Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

9.15

Third Party Beneficiaries.  Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Parties any rights or remedies under or by reason of this Agreement.

9.16

No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

9.17

Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Share Exchange Agreement as of the date first written above.

ENIGMA:	TITLE AMERICA:

ENIGMA SOFTWARE GROUP, INC.	TITLE AMERICA CORP.

By: /s/ William R. Atkinson	By: /s/ Douglas H. Leighton
Name: William R. Atkinson	Name: Douglas H. Leighton
Its: Chief Executive Officer	Its: Chief Executive Officer

Exhibit A

Certificate of Designation of Series B Convertible Preferred Stock

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES B PREFERRED STOCK, $0.001 PAR VALUE

OF

ENIGMA SOFTWARE GROUP, INC.

The undersigned, William R. Atkinson, President and CEO of ENIGMA SOFTWARE GROUP, INC., (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation's Certificate of Incorporation to issue shares of preferred stock in series by distinct designation by the Board, and pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), the Board on April 14, 2008 adopted the following resolution creating a series of one million (1,000,000) shares of preferred stock designated as Series B Preferred Stock:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of the Corporation's Certificate of Incorporation and the DGCL, a series of preferred stock, $0.001 par value per share, of the Corporation be and it hereby is created, and that the designation and number of shares and relative rights and preferences thereof are as set forth below:

Terms of the Series B Preferred Stock,

$0.001 par value, of

Enigma Software Group, Inc.

Series B Preferred Stock

(1)

Rank.  The rank of the Series B Preferred Stock shall be senior to the Common Stock (as defined below) and any other series of preferred stock of the Corporation for purposes of payment upon liquidation and dividend rights (except such series of preferred stock which may be issued after having been approved pursuant to Section 5), and as otherwise set forth in this Certificate of Designations, Preferences and Rights (the “Certificate”).

(2)

Designation and Amount. There is hereby created a series of preferred shares that shall be designated as “Series B Preferred Stock,” par value $0.001 per share (the “Series B Preferred Stock”), and the number of shares constituting such series shall be one million (1,000,000).  Such number of shares may be increased or decreased by resolution of the Board; provided that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares of Series B Preferred Stock then outstanding plus the number of shares of Series B Preferred Stock then reserved for issuance upon the exercise of outstanding options, rights or warrants to purchase Series B Preferred Stock or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Preferred Stock.

(3)

Liquidation.

(a)

Payment to Holders of Series B Preferred Stock.  In the event of voluntary or involuntary liquidation, dissolution, bankruptcy or winding up of the Corporation, the holders of the Series B Preferred Stock, on a pro rata basis, shall (prior to any distribution to the holders of the common stock, $0.001 par value per share (the “Common Stock”) or the holders of any other preferred stock of the Corporation junior to the Series B Preferred Stock on liquidation) be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share equal to One Thousand Dollars ($1,000), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock (the “Original Issue Price”), plus any unpaid Accruing Dividends, whether or not declared, together with any other dividends declared but unpaid thereon.

(b)

Distribution of Remaining Assets.  After the payment of all amounts required to be paid to holders of Series B Preferred Stock pursuant to Section 3(a), the remaining assets of the Corporation available for distribution shall be distributed pro rata to the holders of Series B Preferred Stock (on an as-converted basis), the holders of Common Stock, and the holders of any other preferred stock of the Corporation (on an as-converted basis) entitled to share pro rata in such distributions.

(c)

Deemed Liquidation Events.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least eighty percent (80%) of the outstanding shares of Series B Preferred Stock elect otherwise by written notice sent to the Corporation prior to the effective date of any such event: (i) the sale, merger, reverse merger, share exchange, recapitalization, reorganization or consolidation of the Corporation or its subsidiary into or with another corporation or other similar transaction or series of related transactions in which fifty percent (50%) or more of the voting power of the capital stock of the Corporation is disposed or in which the shareholders of the Corporation immediately prior to such merger, reverse merger, share exchange, recapitalization, reorganization or consolidation own less than fifty percent (50%) of the Corporation’s voting power immediately after such merger, reorganization or consolidation; or (ii) the sale of all or substantially all the assets of the Corporation.  The Corporation shall not have the power to effect a Deemed Liquidation Event pursuant to Section 3(c)(i) unless the agreement or plan of merger or consolidation for such transaction  provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3(a) and 3(b).  If the Corporation effects a Deemed Liquidation Event pursuant to Section 3(c)(i) in which it receives the proceeds of such Deemed Liquidation Event or pursuant to Section 3(c)(ii), and it does not liquidate or dissolve within ninety (90) days of the consummation of such Deemed Liquidation Event, it shall reasonably promptly redeem each share of Series B Preferred Stock for the amount which the holder of such share of Series B Preferred Stock would receive in a liquidation pursuant to Sections 3(a) and 3(b).

(4)

Anti-Dilution Protection.  In the event the Corporation sells shares of Series B Preferred Stock to a person or entity other than Title America Corp., a Nevada corporation (“Title America”) at a lower price per share (the “Lower Share Price”) than the Original Issue Price, then the Corporation shall immediately thereafter issue to Title America the Catch-Up Shares for no consideration; provided, that if the Corporation does not have enough authorized shares of Series B Preferred Stock available for issuance of the Catch-Up Shares, the Corporation shall immediately issue to Title America that number of shares of Series B Preferred Stock available for issuance for no consideration and shall use its best efforts to make additional shares of Series B Preferred Stock available for issuance so that it can issue to Title America the remainder of the Catch-Up Shares as soon as possible (also for no consideration).  The number of “Catch-Up Shares” issued shall equal that number of shares of Series B Preferred Stock equal to the difference between (a) eight million three hundred fourteen thousand dollars ($8,314,000) (the “Title America Consideration”) divided by the Lower Share Price, and (b) the Title America

Consideration divided by the Original Share Price, rounded up to the nearest whole number.  In the event a person or entity obtains warrants or other securities convertible into Series B Preferred Stock, such warrants or other securities shall be considered in determining the Lower Share Price for purposes of this provision.  If shares of Series B Preferred Stock are issued for no or nominal consideration, the Lower Share Price shall be deemed to be one dollar ($1.00) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock).

(5)

Voting Rights; Protective Provisions.  Without the approval of the holders of at least eighty percent (80%) of the Series B Preferred Stock, the Corporation shall not, and none of its subsidiaries shall (either directly or by amendment, merger, consolidation, or otherwise) (i) take, or commit to take, any action for which the consent of another series of preferred stock is required (either voting separately as a single class or voting with another series of preferred stock together); (ii) take, or commit to take, any of the actions set forth under “Protective Provisions” on Exhibit A hereto; or (iii) take, or commit to take, any action for which the separate consent of the Series B Preferred Stock is required by law.  Each holder of Series B Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote with the holders of Common Stock with respect to any matter upon which holders of Common Stock have the right to vote, except as otherwise provided herein or as required by law.  In such votes of the holders of Common Stock, each Series B Preferred Stock holder shall be entitled to a number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of Series B Preferred Stock could then be converted and, except as otherwise required by law or as set forth herein, shall have voting rights and powers equal to the voting rights and powers of the Common Stock.

(6)

Cumulative Dividend.  Each holder of Series B Preferred Stock shall be entitled to receive from the Corporation an annual dividend, paid in cash, equal to six percent (6%) of the Original Issue Price (the “Accruing Dividend”).  To the extent funds are legally available therefor, the Corporation shall declare and pay an amount equal to one-fourth of the Accruing Dividend within fifteen (15) days after the end of each of the Corporation’s fiscal quarters; provided, that, to the extent that funds are not legally available therefor ,the holders of the Series B Preferred Stock elect not to receive such dividend,  or the Corporation otherwise fails to timely declare and pay such Accruing Dividend (in whole or in part), any unpaid portion of the Accruing Dividend shall accrue on a cumulative basis and such unpaid portion shall bear interest daily at the rate of eight percent (8%) per annum, which interest shall become part of the Accruing Dividend.  Notwithstanding the foregoing, the holders of the Series B Preferred Stock, upon the consent of the holders of no less than eighty percent (80%) of the outstanding shares of Series B Preferred Stock, may, in their sole discretion, elect to defer receipt of the Accruing Dividend by providing written notice of such election to the Corporation prior to the end of the Corporation’s fiscal quarter; provided that the Corporation shall declare and pay any such deferred Accruing Dividend no later than the second (2d) day after it shall have been provided notice by the holders of at least eighty percent (80%) of the outstanding shares of Series B Preferred Stock that such deferral has been rescinded.  Except as provided in this Section 6, or as may otherwise be provided by the DGCL or the Certificate of Incorporation of the Corporation, any other dividends shall be pro rata among all holders of Common Stock, Series B Preferred Stock and all other preferred stock of the Corporation entitled to share pro rata in such dividend, on an as-converted basis.

(7)

Conversion.  Each share of Series B Preferred Stock shall be convertible, at the sole option of the holder thereof, into share(s) of the Corporation’s Common Stock by the holder thereof sending to the Corporation a Conversion Notice (as defined below) for such shares.  The term “Conversion Notice” shall mean a written notice signed and dated by the holder of shares of Series B Preferred Stock wherein the holder has set forth the number of shares of Series B Preferred Stock that it intends to convert pursuant to the terms of this Section 7 and computation of the number of shares of Common Stock that the holder believes it is entitled to receive as a result of the application of the

Conversion Formula (as defined below) to such conversion.  The term “Conversion Formula” shall mean that number of shares of Common Stock to be received by the holder of Series B Preferred Stock in exchange for the number of shares of Series B Preferred Stock then being converted, where each share of such Series B Preferred Stock shall be convertible into one thousand three hundred (1,300) shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock).  At the time of any conversion pursuant to this Section 7, the Corporation shall pay the holders of Series B Preferred Stock any Accruing Dividends accrued but unpaid on the shares of Series B Preferred Stock being converted hereunder, whether or not declared, together with any other dividends declared but unpaid thereon.

(8)

Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the date hereof the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a stock dividend, reorganization, merger or consolidation) (a “Reclassification”), then in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property (“Successor Securities”) receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.  This Section 8 shall similarly apply to any successive Reclassifications.

(9)

Call Right.  The Corporation shall have the right, at its sole option, to request that a holder of Series B Preferred Stock sell a specified number of its shares of Series B Preferred Stock (the “Call Shares”) to the Corporation in exchange for payment by the Corporation of the Call Consideration (as defined below) in accordance with the terms of this provision.  In order to exercise such right, the Corporation shall remit to such holder of Series B Preferred Stock a Call Notice (as defined below).  Upon receipt of the Call Notice, each holder shall have a period of ten (10) days (the “Call Notice Period”) during which time it may, in its sole discretion, convert any or all of the shares of Series B Preferred Stock held by such holder, and such converted shares may be sold at the holder’s discretion.  Upon the expiration of the Call Notice Period, provided that the holder still beneficially owns any shares of Series B Preferred Stock, it shall deliver the Call Shares in exchange for the Call Consideration (as defined below).  The term “Call Notice” shall mean a written notice signed and dated by the Corporation to such holder of Series B Preferred Stock from whom the Corporation desires to repurchase the Call Shares wherein the Corporation has set forth the number of shares of Series B Preferred Stock that it intends to purchase pursuant to the terms of this Certificate of Designation and computation of the Call Consideration.  The term “Call Consideration” shall mean the number of shares of Series B Preferred Stock that the Corporation thereof intends to purchase pursuant to this provision multiplied by the Call Price (as defined below).  The term “Call Price” shall mean the greater of (i) One Thousand Three Hundred Dollars ($1,300) per share of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock), plus any unpaid Accruing Dividends thereon, whether or not declared, together with any other dividends declared but unpaid thereon; or (ii) the highest closing price per share of the Common Stock during the ten (10) trading days immediately preceding the last day of the Call Notice Period multiplied by one thousand three hundred (1,300).

(10)

Reservation of Shares.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at the time of conversion the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(11)

Election of Directors.  So long as at least twenty percent (20%) of the Series B Preferred Stock purchased by Title America in the Title America Offering remains outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock), the holders of a majority of the Series B Preferred Stock, voting together as a separate class on an as-if-converted basis, shall have the right to elect three (3) members of the Board (the “Preferred Directors”).

(12)

Taxes.  The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of the Series B Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of the Series B Preferred Stock so converted were registered.

 (13) Fractional Shares.  Series B Preferred Stock may only be issued in whole shares.  Any calculations made with respect to fractional shares hereunder shall be rounded to the nearest whole share.

 (14) Amendment.  The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of eighty percent (80%) or more of the outstanding shares of Series B Preferred Stock voting together as a single class.

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 14th day of April, 2008.

By:
Name: William R. Atkinson
Its: President and Chief Executive Officer

EXHIBIT A

Protective Provisions

(i)

sell all or any portion of the Corporation or any subsidiary, whether by sale of equity interests, merger (other than a merger in which the Corporation is the surviving entity and no change of control occurs as a result of such merger), reorganization, consolidation, refinancing or recapitalization that results in a change in controlling equity ownership of the Corporation or any subsidiary or sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation or such subsidiary;

(ii)

incur any indebtedness for borrowed money or grant, create or permit the imposition of any lien, charge, security interest or other encumbrance upon any of the assets or properties of the Corporation or any subsidiary or guaranty or provide surety for the obligations of any third-party, other than (a) ordinary course trade payables, (b) financings of budgeted capital expenditures reflected in annual budgets approved by the Board, or (c) not more than fifty thousand dollars ($50,000) of traditional working capital financing from commercial lenders based on a borrowing base and secured only by the Corporation’s accounts receivable;

(iii)

amend or modify (a) the Certificate of Incorporation, Bylaws or similar governing instrument(s) of the Corporation or any of its subsidiaries, or (b) documentation relating to indebtedness for borrowed money of the Corporation or any subsidiary, other than indebtedness permitted under clause (ii)(a), (b) or (c) above;

(iv)

enter into any transaction between or among the Corporation and/or any subsidiary, on the one hand, and any of their respective equity owners, directors, officers, employees or affiliates, on the other hand; provided, however, that nothing in this clause (iv) shall be deemed to prohibit (a) normal and customary employment and benefit programs on terms approved by the Board (including at least a majority of the Preferred Directors), or (b) transactions between the Corporation and its wholly-owned subsidiaries (or between such subsidiaries) and transactions that are on terms no less favorable to the Corporation and/or its subsidiaries than those the Corporation and/or its subsidiaries could otherwise receive in an arms length transaction from an unaffiliated third-party;

(v)

make any payment on account of, or set aside any assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of the Corporation or any subsidiary, except redemptions from officers, directors, employees or consultants to the Corporation upon termination of their employment or association with the Corporation pursuant to agreements between such persons and the Corporation approved by the Board, or pursuant to the Call Right set forth in Section 9 of the Certificate of Designations;

(vi)

voluntarily liquidate, wind-up, dissolve or commence any bankruptcy, insolvency, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or make a general assignment for the benefit of creditors with respect to the Corporation or any of its subsidiaries;

(vii)

commence or settle any material litigation or similar action to which the Corporation or any subsidiary is a party or could otherwise be bound;

(viii)

make any investment in one or more persons or entities in excess of fifty thousand dollars ($50,000) individually;

(ix)

change the line of business of the Corporation or any subsidiary;

(x)

increase the size of the Board beyond five (5) directors;

(xi)

change the independent auditors of the Corporation;

(xii)

authorize, issue or agree to issue any equity securities or rights to purchase equity securities (including convertible and exchangeable securities) of the Corporation or any subsidiary;

(xiii)

pay or make any dividends or distributions to its equity holders, other than distributions by subsidiaries of the Corporation to the Corporation and/or distributions in respect of the Series B Preferred Stock (including the Accruing Dividend); or

(xiv)

adopt or materially amend any equity based or phantom incentive plan or program for the Corporation or any subsidiary.